EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Lions Gate Entertainment Corp. of our report dated December 21, 2015 relating to the financial statements of Studio 3 Partners LLC, which appears in Lions Gate Entertainment Corp.’s Annual Report on Form 10-K for the year ended March 31, 2016.

/s/ PricewaterhouseCoopers LLP
New York, New York
October 3, 2016